Pricing Supplement dated January 28, 2009
          to the Product Prospectus Supplement dated February 1, 2008, the Prospectus dated January 5, 2007 and
                the Prospectus Supplement dated February 28, 2007

  [RBC LOGO]    $3,864,000

                Royal Bank of Canada

                Reverse Convertible Notes due May 4, 2009 Linked to a Bundle of Common Stocks



     Royal Bank of Canada is offering reverse convertible notes (the "Notes") linked to a bundle of common stocks described below. The prospectus dated January 5, 2007, the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated February 1, 2008 describe terms that will apply generally to the Notes, including any notes you purchase. Capitalized terms used but not defined in this pricing supplement shall have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.

Issuer:                            Royal Bank of Canada ("Royal Bank").

Issue:                             Senior Global Medium-Term Notes, Series C

Underwriter:                       RBC Capital Markets Corporation

Currency:                          U.S. Dollars.

Minimum Investment:                $10,000, and $1,000 increments in excess
                                   thereof.

Term:                              Three (3) months

Interest Rate (coupon):            15.78% per annum (30/360), payable monthly
                                   in equal amounts.

Barrier Percentage:                As specified below for each Bundled Stock.

Pricing Date:                      January 27, 2009

Issuance Date:                     February 3, 2009

Valuation Date(s):                 April 27, 2009, subject to extension for
                                   market and other disruptions.

Maturity Date:                     May 4, 2009, subject to extension for market
                                   and other disruptions.

Barrier Price:                     For each Bundled Stock, its Initial Share
                                   Price multiplied by the Barrier Percentage.

Initial Share Price:               For each Bundled Stock, the closing price of
                                   that stock on the Pricing Date.

Final Share Price:                 For each Bundled Stock, the closing price of
                                   that stock on the Valuation Date.

Interest (coupon) Payment Dates:   The coupon will be paid on the 3rd day of
                                   each month during the term of the note,
                                   unless that day is not a business day, in which case the coupon will be paid on the following day that is a business day. The final coupon which will be paid at maturity.

Monitoring Period:                 From and excluding the Pricing Date to and
                                   including the Valuation Date.

Monitoring Method:                 Close of Trading Day

Payment at Maturity (if held to    At maturity, for each $1,000 principal amount
maturity):                         (corresponding to one Bundled Stock), the
                                   investor will receive $1,000 plus any accrued and unpaid interest, unless a Conversion
                                   Event has occurred with respect to that
                                   Bundled Stock.

                                   If a Conversion Event has occurred for that Bundled Stock, then, at maturity, instead of the $1,000 principal amount (corresponding to that Bundled Stock), in addition to any accrued and unpaid interest, the investor will receive a number of shares of that Bundled Stock equal to the Physical Delivery Amount or, at our election, the cash value thereof. If we elect to deliver shares of the Bundled Stock, any fractional shares will be paid in cash.

                                   For example, since the principal amount of $10,000 of each note is linked to ten Bundled Stocks, if, hypothetically, a Conversion Event occurs with respect to five of those ten Bundled Stocks, then, at maturity, your payment with respect to that note, in addition to accrued but unpaid interest, will consist of $5,000 in cash (return of your principal amount) with respect to the five Bundled Stocks for which Conversion Events did not occur and Physical Delivery Amounts (or, at our election, the cash equivalent thereof) with respect to the five Bundled Stocks for which Conversion Events did occur.

Conversion Event:                  A Conversion Event will have occurred with
                                   respect to a Bundled Stock if:

                                        (i) a Knock-In Event has occurred with
                                   respect to that Bundled Stock, and

                                        (ii) the Final Share Price is less than
                                   the Initial Share Price for that Bundled
                                   Stock.

Knock-In Event:                    A Knock-In Event will have occurred with
                                   respect to a Bundled Stock if:

                                        (a) for notes subject to Intra-Day
                                        Monitoring, at any time during the
                                        Monitoring Period, the price of that
                                        Bundled Stock is less than the Barrier
                                        Price for that Bundled Stock, or

                                        (b) for notes subject to Close of
                                        Trading Day Monitoring, on any day
                                        during the Monitoring Period, the
                                        closing price for that Bundled Stock is
                                        less than the Barrier Price for that
                                        Bundled Stock.

Physical Delivery Amount:          With respect to any Bundled Stock, if the
                                   payment at maturity is in physical shares of such Bundled Stock, you will receive a number of shares of such Bundled Stock equal to the principal amount of your notes divided by the Initial Stock Price of such Bundled Stock and multiplied by the weighting of such Bundled
                                   Stock. Any fractional shares will paid in cash.

Cash Delivery Amount:              For any Bundled Stock, the Cash Delivery
                                   Amount is an amount in cash equal to the product of the Physical Delivery Amount for that Bundled Stock, as calculated above, multiplied by the Final Share Price for that Bundled Stock.

Principal At Risk:                 Investors in these notes could lose some or a
                                   substantial value of their investment at maturity if there has been a decline in the trading price of any of the Bundled Stocks.

-------------------------------------------------------------------------------------------------------------
Bundled Stock                     Ticker     Initial Share Price      Barrier %     Barrier Price  Weightings
-------------------------------------------------------------------------------------------------------------
Apple Inc.                         AAPL             $90.73               60%            $54.44      11.1111%
The Boeing Company                  BA              $43.22               60%            $25.93      11.1111%
Caterpillar Inc.                   CAT              $32.32               60%            $19.39      11.1111%
ConocoPhillips                     COP              $49.51               60%            $29.71      11.1111%
CSX Corporation                    CSX              $29.66               60%            $17.80      11.1111%
The Home Depot, Inc.                HD              $22.12               60%            $13.27      11.1111%
Humana Inc.                        HUM              $38.93               60%            $23.36      11.1111%
Monsanto Company                   MON              $78.66               60%            $47.20      11.1111%
Target Corporation                 TGT              $33.34               60%            $20.00      11.1111%

Secondary Market:                  RBC Capital Markets Corporation (or one of
                                   its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Settlement Date. The amount that investors may receive upon sale of their Notes prior to maturity may be less than the principal amount of their notes.

Listing: The notes will not be listed on any securities exchange or quotation system.

Clearance and Settlement:          DTC global (including through its indirect
                                   participants Euroclear and Clearstream,
                                   Luxembourg as described under "Description of Debt Securities -- Ownership and Book-Entry
                                   Issuance" in the accompanying prospectus).

Terms Incorporated in the Master   All of the terms appearing above the item
Note:                              captioned "Secondary Market" on the cover
                                   page of this pricing supplement and the terms appearing under the caption "General Terms of the Reverse Convertible Notes" in the product supplement with respect to reverse convertible notes dated February 1, 2008.

CUSIP:                             78008GZD7


Investing in the Notes involves a number of risks. See "Risk Factors" beginning on page S-1 of the prospectus supplement dated February 28, 2007 and "Additional Risk Factors Specific To Your Notes" beginning on page PS-1 of the product prospectus supplement dated February 1, 2008 and "Selected Risk Considerations" beginning on page P-8 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus and prospectus supplement. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

                                                                                              Per note           Total
                                                                                              --------           -----
Price to public.......................................................................     100%             $3,864,000
Underwriting discounts and commission.................................................     1.50%            $57,960
Proceeds to Royal Bank................................................................     98.50%           $3,806,040


The price at which you purchase the notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the value of your notes on the issue date.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

                         ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated January 5, 2007, as supplemented by the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated February 1, 2008, relating to our Senior Global Medium-Term Notes, Series C, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the prospectus supplement dated February 28, 2007 and "Additional Risk Factors Specific to Your Notes" in the product prospectus supplement dated February 1, 2008, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 5, 2007:
http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/
o34295e424b3.htm

Prospectus Supplement dated February 28, 2007:
http://www.sec.gov/Archives/edgar/data/1000275/000090956707000285/
o35030e424b3.htm

Product Prospectus Supplement dated February 1, 2008:
http://www.sec.gov/Archives/edgar/data/1000275/000121465908000187/
0001214659-08-000187.txt

Our SEC file number is 333-139359. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Royal Bank of Canada.

              Hypothetical Examples of Amounts Payable at Maturity

The examples set forth below are provided for illustration purposes only. Assumptions in each of the examples are purely fictional and do not relate to any actual Bundled Stock performances. The hypothetical terms do not represent the terms of an actual Note. The examples are hypothetical, and do not purport to be representative of every possible scenario concerning increases or decreases in the prices of the Bundled Stocks on the Valuation Date relative to their price on the Pricing Date. We cannot predict the Bundled Stock performances.

Table of Hypothetical Amounts Payable at Maturity


The examples set forth below are for illustration purposes only. All examples assume an initial investment of $10,000, that the Note is linked to nine (9) Bundled Stocks (and, therefore, that there are ten bundled RevCons), that each Bundled Stock has an equal weighting, that no market disruption event has occurred and that the Barrier Percentage for each bundled RevCon is 60%.

The first column is the name of the Bundled Stock. The second and third columns are the Initial and Final Share Prices of the Bundled Stock. The fourth column is the Barrier Price of the Bundled Stock. The fifth column indicates whether a Knock-In Event has occurred. The sixth column indicates how much, if any, of the $1,111.11 principal amount in cash is return with respect to that Bundled Stock. Lastly, the seventh column indicates how many, if any, shares of the Bundled Stock are delivered in lieu of $1,111.11 principal amount as a result of the occurrence of a Conversion Event with respect to that Bundled Stock.

The Initial and Final Share Prices of the Bundled Stocks used to illustrate the calculation of the hypothetical payouts at maturity in these sample calculations are not estimates or forecasts of the Initial and Final Share Prices of the Bundled Stocks on which the calculation of the any actual payments under these Notes will depend.

Example 1 -- This example illustrates the payout at maturity of the Underlying Reverse Convertible Notes where no Conversion Events have occurred with respect to any of the Underlying Stocks.



       Column 1           Column 2       Column 3         Column 4        Column 5      Column 6      Column 7
       --------           --------       --------         --------        --------      --------      --------
                                                                                          Payout at Maturity
      Underlying           Initial         Final          Barrier         Knock-In        ------------------
        Stock            Share Price    Share Price        Price           Event?         Cash         Shares
--------------------------------------------------------------------------------------------------------------
       Stock A             $100.00        $105.00          $60.00            No         $1,111.11         0
       Stock B             $105.00         $99.75          $63.00            No         $1,111.11         0
       Stock C              $90.00         $96.30          $54.00            No         $1,111.11         0
       Stock D              $80.00         $74.40          $48.00            No         $1,111.11         0
       Stock E             $110.00        $122.10          $66.00            No         $1,111.11         0
       Stock F              $95.00         $84.55          $57.00            No         $1,111.11         0
       Stock G              $75.00         $78.75          $45.00            No         $1,111.11         0
       Stock H             $120.00        $114.00          $72.00            No         $1,111.11         0
       Stock I              $85.00         $85.00          $51.00            No         $1,111.11         0
                                                                                     --------------
                                                                                       $10,000

Aggregate Redemption Payment at Maturity per $10,000 principal amount = $10,000

Since no Conversion Event occurred with respect to any of the Underlying Stocks, at maturity an investor will receive back his or her entire $10,000 of principal amount.

Example 2-- This example illustrates the payout at maturity of the Underlying Reverse Convertible Notes where a Conversion Event has occurred with respect to some of the Underlying Stocks, but no Conversion Event has occurred with respect to others.


       Column 1           Column 2       Column 3         Column 4        Column 5      Column 6      Column 7
       --------           --------       --------         --------        --------      --------      --------
                                                                                          Payout at Maturity
      Underlying           Initial         Final          Barrier         Knock-In        ------------------
        Stock            Share Price    Share Price        Price           Event?         Cash         Shares
--------------------------------------------------------------------------------------------------------------
       Stock A             $100.00        $59.00           $60.00            Yes            $0.00      11.1111
       Stock B             $105.00        $64.05           $63.00            No         $1,111.11       0.0000
       Stock C              $90.00        $66.60           $54.00            No         $1,111.11       0.0000
       Stock D              $80.00        $35.20           $48.00            Yes            $0.00      13.8889
       Stock E             $110.00        $59.40           $66.00            Yes            $0.00      10.1010
       Stock F              $95.00        $83.60           $57.00            No         $1,111.11       0.0000
       Stock G              $75.00        $60.00           $45.00            No         $1,111.11       0.0000
       Stock H             $120.00        $52.80           $72.00            Yes            $0.00       9.2593
       Stock I              $85.00        $76.50           $51.00            Yes            $0.00      13.0719
                                                                                      -------------
                                                                                        $4,444

Aggregate Redemption Payment at Maturity per $10,000 principal amount = $4,444 in cash (return of principal) + a number of shares of each of Stock A, Stock D , Stock E , Stock H and Stock I (fractional shares paid in cash).

Since a Conversion Event occurred with respect five (5) of the Underlying Stocks, but not with the remaining four (4), at maturity, in lieu of receiving all of his or her $10,000 of principal amount, an investor will receive $4,444 of principal amount in cash (relating to the Underlying Shares with respect to which a Conversion Event has not occurred) plus a number of shares of each of the five Underlying Stocks with respect to which a Conversion Event has occurred. Fractional shares will be paid in cash.


Example 3 -- This example illustrates the payout at maturity of the Underlying Reverse Convertible Notes where Conversion Events have occurred with respect to all of the Underlying Stocks.


       Column 1           Column 2       Column 3         Column 4        Column 5      Column 6      Column 7
       --------           --------       --------         --------        --------      --------      --------
                                                                                          Payout at Maturity
      Underlying           Initial         Final          Barrier         Knock-In        ------------------
        Stock            Share Price    Share Price        Price           Event?         Cash         Shares
--------------------------------------------------------------------------------------------------------------
       Stock A            $100.00         $59.00           $60.00            Yes            $0         11.1111
       Stock B            $105.00         $42.00           $63.00            Yes            $0         10.5820
       Stock C             $90.00         $13.50           $54.00            Yes            $0         12.3457
       Stock D             $80.00         $35.55           $48.00            Yes            $0         13.8889
       Stock E            $110.00         $63.80           $66.00            Yes            $0         10.1010
       Stock F             $95.00         $38.95           $57.00            Yes            $0         11.6959
       Stock G             $75.00         $28.50           $45.00            Yes            $0         14.8148
       Stock H            $120.00         $12.00           $72.00            Yes            $0          9.2593
       Stock I             $85.00         $40.80           $51.00            Yes            $0         13.0719
                                                                                      -------------
                                                                                            $0

Aggregate Redemption Payment at Maturity per $10,000 principal amount = a number of shares of each of the 9 Underlying Stocks (fractional shares paid in cash).

Since a Conversion Event occurred with respect to each and every one of the Underlying Stocks, at maturity, in lieu of receiving any of his or her $10,000 of principal amount, an investor will receive a number of shares of each of the Underlying Stocks. Fractional shares will be paid in cash.

The payments at maturity shown above are entirely hypothetical; they are based on market prices for the Bundled Stocks that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical payments at maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the offered Notes or on an investment in the Bundled Stocks. Please read "Additional Risk Factors Specific to Your Notes" and "Hypothetical Returns on Your Notes" in the accompanying product prospectus supplement dated February 1, 2008.

Payments on your Notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on your Notes are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond bought, and an option sold, by the investor (with an implicit option premium paid over time to the investor). The discussion in this paragraph does not modify or affect the terms of the offered Notes or the United States or Canadian income tax treatment of the offered Notes as described under "Supplemental Discussion of Canadian Tax Consequences" and "Supplemental Discussion of Federal Income Tax Consequences" in the accompanying product prospectus supplement dated February 1, 2008.

                        Selected Purchase Considerations

Market Disruption Events and Adjustments: The payment at maturity and the valuation date are subject to adjustment as described in the product prospectus supplement dated February 1, 2008. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see "General Terms of the Reverse Convertible Notes--Consequences of Market Disruption Events" in the product prospectus supplement dated February 1, 2008.

Principal At Risk: Investors in these Notes could lose some or a substantial value of their investment at maturity if there has been a decline in the trading price of any of the Bundled Stocks.

Certain U.S. Federal Income Tax Considerations:

For U.S. federal income tax purposes, we will treat 1.17% of each stated interest payment (15.78% in total) as a payment of interest (the "Interest Payment") and 14.61% of each stated interest payment (15.78% in total) as a payment for the put options (the "Put Options Payment"). The Option Ratio (as defined in the accompanying product prospectus supplement) is set forth in the table below.



           ----------------------------------------------------------
           Bundled Stock                                 Option Ratio
           ----------------------------------------------------------
           Apple Inc.                                        7.83%
           ----------------------------------------------------------
           The Boeing Company                                7.58%
           ----------------------------------------------------------
           Caterpillar Inc.                                 12.08%
           ----------------------------------------------------------
           ConocoPhillips                                   11.83%
           ----------------------------------------------------------
           CSX Corporation                                  17.33%
           ----------------------------------------------------------
           The Home Depot, Inc.                             16.08%
           ----------------------------------------------------------
           Humana Inc.                                      10.08%
           ----------------------------------------------------------
           Monsanto Company                                 18.08%
           ----------------------------------------------------------
           Target Corporation                               30.58%
           ----------------------------------------------------------


For further discussion of the tax consequences applicable to an investor, please see the accompanying prospectus dated January 5, 2007, prospectus supplement dated February 28, 2007 and product prospectus supplement dated February 1, 2008.


                          Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Bundled Stocks. These risks are explained in more detail in the section "Additional Risk Factors Specific to Your Notes" in the product prospectus supplement dated February 1, 2008. In addition to the risks described in the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated February 1, 2008, you should consider the following:

You May Lose Some or All of Your Principal Amount. You may receive a lower payment at maturity than you would have received if you had invested in the Bundled Stocks directly. If any of the Bundled Stocks' performance is not positive, you may receive a payment at maturity of less than the principal amount of your Notes.

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity. While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent's commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which RBC Capital Markets Corporation and other affiliates of Royal Bank of Canada will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

The Inclusion in the Purchase Price of the Notes of A Selling Concession and of Royal Bank's Cost of Hedging its Market Risk under the Notes is Likely to Adversely Affect the Value of the Notes Prior to Maturity. The price at which you purchase of the notes includes a selling concession (including a broker's commission), as well as the costs that Royal Bank (or one of its affiliates) expects to incur in the hedging of its market risk under the notes. Such hedging costs include the expected cost of undertaking this hedge, as well as the profit that Royal Bank (or its affiliates) expects to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your notes prior to maturity, may be less than your original purchase price.


             Information Regarding the Issuers of the Bundled Stocks

The Bundled Stocks are registered under the Securities Exchange Act of 1934. Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC's website at www.sec.gov. In addition, information regarding the Bundled Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

The following information regarding the issuers of the Bundled Stocks is derived from publicly available information. We make no representation or warranty as to the accuracy or completeness of reports filed by the issuer with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.

     o Apple Inc.designs, manufactures, and markets personal computers, portable digital music players, and mobile communication devices and sells a variety of related software, services, peripherals, and networking solutions. The Company sells its products worldwide through its online stores, its retail stores, its direct sales force, and third-party wholesalers, resellers, and value-added resellers. In addition, the Company sells a variety of third-party Macintosh (Mac), iPod and iPhone compatible products, including application software, printers, storage devices, speakers, headphones, and various other accessories and peripherals through its online and retail stores. The Company sells to education, consumer, creative professional, business and government customers.

               o Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 000-10030.

     o The Boeing Company (Boeing) is involved in the design, development, manufacture, sale and support of commercial jetliners, military aircraft, satellites, missile defense, human space flight, and launch systems and services. The Company operates in five principal segments:
          Commercial Airplanes, Precision Engagement and Mobility Systems (PE&MS), Network and Space Systems (N&SS), Support Systems and Boeing Capital Corporation (BCC). PE&MS, N&SS and Support Systems comprise the Company's Integrated Defense Systems (IDS) business. The Other segment classification principally includes the activities of Engineering, Operations and Technology, an advanced research and development organization focused on technologies, processes and the creation of new products. In November 2008, it acquired Tapestry Solutions. In December 2008, Boeing completed its acquisition of Federated Software Group. In December 2008, Boeing completed its acquisition of Digital Receiver Technology Inc.

               o Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-00442.

     o    Caterpillar Inc. operates in three principal lines of business:
          Machinery, Engines and Financial Products. Machinery deals with the design, manufacture, marketing and sales of construction, mining and forestry machinery. Engines business deals with the design, manufacture, marketing and sales of engines. Financial Products, consists primarily of Caterpillar Financial Services Corporation, Caterpillar Insurance Holdings, Inc., Caterpillar Power Ventures Corporation and their respective subsidiaries. In April 2007, the Company acquired Eurenov S.A.S. In November 2007, it announced the acquisition of the assets of the Blount Forestry Division and assumed product design, development and manufacturing responsibilities. In April 2008, Satyam Computer Services Limited acquired Caterpillar's market research and customer analytics operations.

               o Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-00768.

     o ConocoPhillips is an international, integrated energy company. It has six operating segments. Exploration and Production segment explores for, produces and markets crude oil, natural gas and natural gas liquids. Midstream segment gathers, processes and markets natural gas, and fractionates and markets natural gas liquids, primarily in the United States and Trinidad. Refining and Marketing segment purchases, refines, markets and transports crude oil and petroleum products. LUKOIL Investment segment consists of its equity investment in the ordinary shares of OAO LUKOIL. The Chemicals segment manufactures and markets petrochemicals and plastics on a worldwide basis. Emerging Businesses segment includes the development of new technologies and businesses outside the Company's normal scope of operations. In October 2007, American Electric Power Company, Inc. sold its 50% interest in the Sweeny Cogeneration plant in Texas to ConocoPhillips.

               o Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-32395.

     o CSX Corporation (CSX) is a transportation company. Surface Transportation, which includes the Company's rail and intermodal businesses, provides rail-based transportation services, including traditional rail service and the transport of intermodal containers and trailers. It operates in two business segments: rail and intermodal. The rail segment provides rail freight transportation over a network of approximately 21,000 route miles in 23 states, the District of Columbia, and the Canadian provinces of Ontario and Quebec. The intermodal segment provides integrated rail and truck transportation services and operates a network of dedicated intermodal facilities across North America. CSX's principal operating company, CSX Transportation, Inc. (CSXT), provides a link to the transportation supply chain through its approximately 21,000 route mile rail network, which serves 23 states east of the Mississippi River, the District of Columbia, and the Canadian provinces of Ontario and Quebec.

               o Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-08022.

     o The Home Depot, Inc. is a home improvement retailer. The Company, together with its subsidiaries, operates The Home Depot stores, which are full-service, warehouse-style stores. The Home Depot stores sell an assortment of building materials, home improvement, and lawn and garden products, which are sold to do-it-yourself customers, do-it-for-me customers and professional customers. In addition, the Company operates EXPO Design Center stores (EXPO), which offer products and services primarily related to design and renovation projects. As of February 3, 2008, the Company operated 2,234 stores in total, which included 1,950 The Home Depot stores, 34 EXPO stores, five Yardbirds stores and two THD Design Center stores in the United States (including the territories of Puerto Rico, the Virgin Islands and Guam), 165 The Home Depot stores in Canada, 66 The Home Depot stores in Mexico and 12 The Home Depot stores in China. On August 30, 2007, the Company completed the sale of HD Supply.

               o Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-08207.

     o Humana Inc. (Humana) is a health and supplemental benefits companies. The Company is a full-service benefits solutions company, offering an array of health and supplemental benefit plans for employer groups, government benefit programs, and individuals. As of December 31, 2007, Humana had approximately 11.5 million members in its medical benefit plans, as well as approximately 6.8 million members in its specialty products. It manages its business with two segments: Government and Commercial. The Government segment consists of beneficiaries of government benefit programs, and includes three lines of business:
          Medicare, Military and Medicaid. The Commercial segment consists of members enrolled in its medical and specialty products marketed to employer groups and individuals. In September 2008, the Company acquired Metcare Health Plans, Inc. In October 2008, Humana acquired PHP Companies, Inc. (doing business as Cariten Healthcare) from Covenant Health.

               o Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-05975.

     o Monsanto Company (Monsanto), along with its subsidiaries, is a global provider of agricultural products for farmers. The Company's seeds, biotechnology trait products, and herbicides provide farmers with solutions that improve productivity, reduce the costs of farming, and produce better foods for consumers and better feed for animals. It has two segments: Seeds and Genomics and Agricultural Productivity. Through its Seeds and Genomics segment, it produces seed brands, including DEKALB, Asgrow, D&PL, Deltapine and Seminis, and it develops biotechnology traits that assist farmers in controlling insects and weeds. It also provides other seed companies with genetic material and biotechnology traits for their seed brands. Through its Agricultural Productivity segment, the Company manufactures Roundup brand herbicides and other herbicides and provides lawn-and-garden herbicide products for the residential market and animal agricultural products focused on improving dairy cow productivity.

               o Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-16167.

     o Target Corporation (Target) operates general merchandise and food discount stores in the United States, which include Target and SuperTarget stores. The Company offers both everyday essentials and fashionable differentiated merchandise. Target's credit card operations represent an integral component of its core retail business. The Company also operates a fully integrated online business, Target.com. It operates Target general merchandise stores with a range of general merchandise and a limited assortment of food items, as well as SuperTarget stores with a line of food and general merchandise items. Target.com offers a range of general merchandise, including many items found in its stores and a complementary assortment, such as extended sizes and colors, sold only online. A significant portion of Target's sales is from national brand merchandise.

               o Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-06049.

                             Historical Information

The graphs below set forth the historical performance of each of the Bundled Stocks. In addition, below each graph is a table setting forth the intra-day high, intra-day low and period-end closing prices of each of the Bundled Stocks. The information provided in this table is for the four quarters of 2006, 2007 and 2008 and for the period from January 1, 2009 through January 27, 2009. (If no price is provided in the table for a particular period that indicates that the Bundled Stock was not traded at such time.)

We obtained the information regarding the historical performance of each the Bundled Stocks in the charts below from Bloomberg Financial Markets and Factset Research Systems Inc.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and Factset Research Systems Inc. The historical performance of the Bundled Stocks should not be taken as an indication of future performance, and no assurance can be given as to the market price of any of the Bundled Stocks on the Valuation Date. We cannot give you assurance that the performance of the Bundled Stocks will result in any return in addition to your initial investment.

Graph of historical performance of each Bundled Stock:



                                Apple Inc (APPL)
                                (Feb-99 - Feb-08)
                                 [CHART OMITTED]



                                           High Intra-Day             Low Intra-Day            Period-End Closing
                                            Price of the               Price of the               Price of the
  Period-Start         Period-End        Reference Stock in         Reference Stock in         Reference Stock in
      Date                Date                   ($)                        ($)                        ($)
      ----                ----                   ---                        ---                        ---
   01/01/2006          03/31/2006               86.4                       57.67                      62.72
   04/01/2006          06/30/2006               73.8                       55.41                      57.27
   07/01/2006          09/29/2006               77.78                      50.16                      76.98
   09/30/2006          12/29/2006               93.159                     72.6                       84.84

   01/01/2007          03/30/2007               97.8                       81.9                       92.91
   03/31/2007          06/29/2007              127.61                      89.6                      122.04
   06/30/2007          09/28/2007              155                        111.62                     153.47
   09/29/2007          12/31/2007              202.96                     150.63                     198.08

   01/01/2008          03/31/2008              200.26                     115.44                     143.5
   04/01/2008          06/30/2008              192.24                     143.61                     167.44
   07/01/2008          09/30/2008              180.91                     100.59                     113.66
   10/01/2008          12/31/2008              116.4                       79.14                      85.35

   01/01/2009          01/27/2009               97.17                      78.2                       90.73


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                                 Boeing Co (BA)
                                (Feb-99 - Feb-08)
                                 [CHART OMITTED]



                                           High Intra-Day             Low Intra-Day            Period-End Closing
                                            Price of the               Price of the               Price of the
  Period-Start         Period-End        Reference Stock in         Reference Stock in         Reference Stock in
      Date                Date                   ($)                        ($)                        ($)
      ----                ----                   ---                        ---                        ---
   01/01/2006          03/31/2006               79.5                       65.9                        77.93
   04/01/2006          06/30/2006               89.58                      76.4                        81.91
   07/01/2006          09/29/2006               84.06                      72.13                       78.85
   09/30/2006          12/29/2006               92.05                      77.77                       88.84

   01/01/2007          03/30/2007               92.24                      84.6                        88.91
   03/31/2007          06/29/2007              101.45                      88.08                       96.16
   06/30/2007          09/28/2007              107.83                      90.08                      104.99
   09/29/2007          12/31/2007              107.15                      85.55                       87.46

   01/01/2008          03/31/2008               87.8399                    71.585                      74.37
   04/01/2008          06/30/2008               88.29                      65.55                       65.72
   07/01/2008          09/30/2008               69.5                       54.2                        57.35
   10/01/2008          12/31/2008               58                         36.17                       42.67

   01/01/2009          01/27/2009               47                         39.51                       43.22


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                              Caterpillar Inc (CAT)
                                (Feb-99 - Feb-08)
                                 [CHART OMITTED]



                                           High Intra-Day             Low Intra-Day            Period-End Closing
                                            Price of the               Price of the               Price of the
  Period-Start         Period-End        Reference Stock in         Reference Stock in         Reference Stock in
      Date                Date                   ($)                        ($)                        ($)
      ----                ----                   ---                        ---                        ---
   01/01/2006          03/31/2006               77.21                      57.05                       71.81
   04/01/2006          06/30/2006               82.03                      64.41                       74.48
   07/01/2006          09/29/2006               75.43                      62.09                       65.8
   09/30/2006          12/29/2006               70.92                      58.82                       61.33

   01/01/2007          03/30/2007               68.43                      57.98                       67.03
   03/31/2007          06/29/2007               82.89                      65.86                       78.3
   06/30/2007          09/28/2007               87                         70.59                       78.43
   09/29/2007          12/31/2007               82.74                      67                          72.56

   01/01/2008          03/31/2008               78.63                      59.6                        78.29
   04/01/2008          06/30/2008               85.96                      72.56                       73.82
   07/01/2008          09/30/2008               75.87                      58.11                       59.6
   10/01/2008          12/31/2008               59.03                      31.95                       44.67

   01/01/2009          01/27/2009               47.12                      31.7                        32.32


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                              ConocoPhillips (COP)
                                (Feb-99 - Feb-08)
                                 [CHART OMITTED]



                                           High Intra-Day             Low Intra-Day            Period-End Closing
                                            Price of the               Price of the               Price of the
  Period-Start         Period-End        Reference Stock in         Reference Stock in         Reference Stock in
      Date                Date                   ($)                        ($)                        ($)
      ----                ----                   ---                        ---                        ---
   01/01/2006          03/31/2006               66.25                      58.01                       63.15
   04/01/2006          06/30/2006               72.5                       57.66                       65.53
   07/01/2006          09/29/2006               70.75                      56.55                       59.53
   09/30/2006          12/29/2006               74.89                      54.9                        71.95

   01/01/2007          03/30/2007               71.5                       61.59                       68.35
   03/31/2007          06/29/2007               81.4                       66.24                       78.5
   06/30/2007          09/28/2007               90.84                      73.75                       87.77
   09/29/2007          12/31/2007               89.89                      74.18                       88.3

   01/01/2008          03/31/2008               89.71                      67.85                       76.21
   04/01/2008          06/30/2008               95.96                      75.5201                     94.39
   07/01/2008          09/30/2008               94.65                      67.31                       73.25
   10/01/2008          12/31/2008               72.25                      41.27                       51.8

   01/01/2009          01/27/2009               57.4364                    45.46                       49.51


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                                 CSX Corp (CSX)
                                (Feb-99 - Feb-08)
                                 [CHART OMITTED]



                                           High Intra-Day             Low Intra-Day            Period-End Closing
                                            Price of the               Price of the               Price of the
  Period-Start         Period-End        Reference Stock in         Reference Stock in         Reference Stock in
      Date                Date                   ($)                        ($)                        ($)
      ----                ----                   ---                        ---                        ---
   01/01/2006          03/31/2006               30.2                       24.29                       29.9
   04/01/2006          06/30/2006               37.325                     30.05                       35.22
   07/01/2006          09/29/2006               35.575                     28.6                        32.83
   09/30/2006          12/29/2006               38.3                       32.51                       34.43

   01/01/2007          03/30/2007               42.53                      33.5                        40.05
   03/31/2007          06/29/2007               47.38                      39.36                       45.08
   06/30/2007          09/28/2007               51.88                      38.09                       42.73
   09/29/2007          12/31/2007               46.49                      40.17                       43.98

   01/01/2008          03/31/2008               58.1                       39.87                       56.07
   04/01/2008          06/30/2008               70.7                       55.04                       62.81
   07/01/2008          09/30/2008               69.5                       50.5                        54.57
   10/01/2008          12/31/2008               54.57                      30.01                       32.47

   01/01/2009          01/27/2009               36.82                      27.61                       29.66


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                                 Home Depot (HD)
                                (Feb-99 - Feb-08)
                                 [CHART OMITTED]



                                           High Intra-Day             Low Intra-Day            Period-End Closing
                                            Price of the               Price of the               Price of the
  Period-Start         Period-End        Reference Stock in         Reference Stock in         Reference Stock in
      Date                Date                   ($)                        ($)                        ($)
      ----                ----                   ---                        ---                        ---
   01/01/2006          03/31/2006               43.95                      38.5                        42.3
   04/01/2006          06/30/2006               42.93                      35.63                       35.79
   07/01/2006          09/29/2006               37.65                      32.85                       36.27
   09/30/2006          12/29/2006               40.37                      35.55                       40.16

   01/01/2007          03/30/2007               42.01                      36.35                       36.74
   03/31/2007          06/29/2007               41.19                      36.6                        39.35
   06/30/2007          09/28/2007               41.01                      31.85                       32.44
   09/29/2007          12/31/2007               34.55                      25.57                       26.94

   01/01/2008          03/31/2008               31.08                      23.77                       27.97
   04/01/2008          06/30/2008               30.5                       23.32                       23.42
   07/01/2008          09/30/2008               30.74                      20.76                       25.89
   10/01/2008          12/31/2008               26.09                      17.05                       23.02

   01/01/2009          01/27/2009               25.49                      21.3                        22.12


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                                Humana Inc (HUM)
                                (Feb-99 - Feb-08)
                                 [CHART OMITTED]



                                           High Intra-Day             Low Intra-Day            Period-End Closing
                                            Price of the               Price of the               Price of the
  Period-Start         Period-End        Reference Stock in         Reference Stock in         Reference Stock in
      Date                Date                   ($)                        ($)                        ($)
      ----                ----                   ---                        ---                        ---
   01/01/2006          03/31/2006               58.26                      48.54                       52.65
   04/01/2006          06/30/2006               54.9                       41.08                       53.7
   07/01/2006          09/29/2006               68.24                      50.92                       66.09
   09/30/2006          12/29/2006               68.22                      51.17                       55.31

   01/01/2007          03/30/2007               64.5                       51                          58.02
   03/31/2007          06/29/2007               66.95                      57.99                       60.91
   06/30/2007          09/28/2007               72.14                      56                          69.88
   09/29/2007          12/31/2007               81.5                       69.44                       75.31

   01/01/2008          03/31/2008               88.1                       33.45                       44.86
   04/01/2008          06/30/2008               51.85                      39.65                       39.77
   07/01/2008          09/30/2008               51.39                      36.05                       41.2
   10/01/2008          12/31/2008               41.8                       22.33                       37.28

   01/01/2009          01/27/2009               39.16                      30.49                       38.93


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                                Monsanto Co (MON)
                                (Oct-00 - Oct-08)
                                 [CHART OMITTED]



                                           High Intra-Day             Low Intra-Day            Period-End Closing
                                            Price of the               Price of the               Price of the
  Period-Start         Period-End        Reference Stock in         Reference Stock in         Reference Stock in
      Date                Date                   ($)                        ($)                        ($)
      ----                ----                   ---                        ---                        ---
   01/01/2006          03/31/2006               44.18                      39.095                     42.375
   04/01/2006          06/30/2006               44.88                      37.905                     42.095
   07/01/2006          09/29/2006               48.45                      40.925                     47.01
   09/30/2006          12/29/2006               53.49                      42.75                      52.53

   01/01/2007          03/30/2007               57.08                      49.1                       54.96
   03/31/2007          06/29/2007               68.81                      54.34                      67.54
   06/30/2007          09/28/2007               86.9                       58.5                       85.74
   09/29/2007          12/31/2007              116.25                      82.51                     111.69

   01/01/2008          03/31/2008              129.28                      90.5                      111.5
   04/01/2008          06/30/2008              145.8                      104.6                      126.44
   07/01/2008          09/30/2008              126.91                      92.67                      98.98
   10/01/2008          12/31/2008              100.69                      63.47                      70.35

   01/01/2009          01/27/2009               87.32                      69.74                      78.66


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                                Target Corp (TGT)
                                (Feb-99 - Feb-08)
                                 [CHART OMITTED]



                                           High Intra-Day             Low Intra-Day            Period-End Closing
                                            Price of the               Price of the               Price of the
  Period-Start         Period-End        Reference Stock in         Reference Stock in         Reference Stock in
      Date                Date                   ($)                        ($)                        ($)
      ----                ----                   ---                        ---                        ---
   01/01/2006          03/31/2006               55.89                      51.9                       52.01
   04/01/2006          06/30/2006               55.13                      47.26                      48.87
   07/01/2006          09/29/2006               56.67                      44.7                       55.25
   09/30/2006          12/29/2006               60.34                      54.6                       57.05

   01/01/2007          03/30/2007               64.74                      56.61                      59.26
   03/31/2007          06/29/2007               65.07                      56.8                       63.6
   06/30/2007          09/28/2007               70.75                      56.06                      63.57
   09/29/2007          12/31/2007               68.5                       48.85                      50

   01/01/2008          03/31/2008               57.32                      47.01                      50.68
   04/01/2008          06/30/2008               55.72                      46.34                      46.49
   07/01/2008          09/30/2008               59.55                      42.32                      49.05
   10/01/2008          12/31/2008               48.86                      25.6                       34.53

   01/01/2009          01/27/2009               38.84                      31.85                      33.34


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                        Supplemental Plan of Distribution

We expect that delivery of the Notes will be made against payment for the Notes on or about February 3, 2009, which is the fifth business day following the Pricing Date (this settlement cycle being referred to as "T+5"). See "Plan of Distribution" in the prospectus supplement dated February 28, 2007.

              Supplemental Discussion of Canadian Tax Consequences

The following section supplements the tax discussion under the accompanying prospectus dated January 5, 2007, prospectus supplement dated February 28, 2007 and product prospectus supplement dated February 1, 2008 and is subject to the limitations and exceptions set forth therein. This discussion is only applicable to you if you are a Non-Resident Holder (as defined in the accompanying prospectus).

Based on the current administrative practices and policies of the Canada Revenue Agency, interest paid or credited or deemed for purposes of the Income Tax Act (Canada) (the "Act") to be paid or credited on a Note to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax where we deal at arm's length for the purposes of the Act with the Non-Resident Holder at the time of such payment.

                            Anti-dilution Adjustments

Anti-dilution adjustments shall be determined according to "General Terms of the Reverse Convertible Notes--Anti-dilution Adjustments" beginning on page PS-10 of the product prospectus supplement dated February 1, 2008, except that, in connection with reverse stock splits, the Initial Share Price will not be adjusted, unless the reverse stock split occurs after the Pricing Date and on or before the Valuation Date. occurs after the Pricing Date and on or before the Valuation Date.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.



                                   $3,864,000

                                   [RBC LOGO]
                              Royal Bank of Canada

                    Senior Global Medium-Term Notes, Series C

                Bundled Reverse Convertible Notes due May 4, 2009
         Linked to the Common Stocks of a Bundle of Single Stock Issuers